Exhibit 23.7

Consent of Person Named to Become a Director

I hereby consent to my being named in the Registration Statement on Form S-l of Cape Bancorp, Inc. (the “Company”), as a person who will become a director of the Company and of Cape Savings Bank upon consummation of the transactions referenced therein.

/s/ Agostino R. Fabietti
Agostino R. Fabietti

Name:	Agostino R. Fabietti
Dated:	September 10, 2007